Exhibit 99.1

OFFICER GUIDELINES

Stock Ownership Guidelines for Officers, as approved by the Human Resources and Compensation Committee of the PNM Resources, Inc. Board on 12/5/05:

•	The Stock Ownership Guidelines will be effective January 1, 2006.
•	Officers shall report holdings annually and the first measurement period will be on the completion of the initial 3-year period.
•	75% of the annual restricted stock award shall be held until 6 months after termination of employment.
•
No later than three (3) years after the effective date of these Guidelines, Officers should hold PNM Resources stock equal to a multiple of 2 times annual base salary. All holdings, from whatever source acquired, shall count except for shares held in the Officer’s 401(k) plan.

•	Within five (5) years, hold through existing shares owned and amounts retained through the restricted stock deferral, a 2x - 5x annual base salary multiple depending on Officer level as follows:
•	5x for CEO
•	4x for Executive Vice President
•	3x for Senior Vice President
•	2x for Vice President.
•	The Committee will review the guidelines on a periodic basis for any appropriate changes.

DIRECTOR GUIDELINES

The Governance and Public Policy Committee of the PNM Resources, Inc. Board recommended the guidelines as noted below to the full Board. The Board approved the guidelines on December 6, 2005:
•	The Stock Ownership Guidelines will be effective January 1, 2006.
•	Directors shall report holdings annually and the first measurement period will be on the completion of the initial 3-year period.
•	75% of the annual restricted stock award shall be held until 6 months after termination from the Board.
•
No later than three (3) years, after the effective date of these Guidelines, Directors should hold PNM Resources stock equal to a multiple of 2 times the Annual Retainer. All holdings from whatever source acquired, shall count.

•	Within five (5) years, hold through existing shares owned and amounts retained through the restricted stock deferral, a multiple of 5x the annual cash retainer.
•	The Committee will review the guidelines on a periodic basis for any appropriate changes.